As filed with the Securities and Exchange
Commission on August 29, 2006

Registration No. 333-_____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

B.O.S. BETTER ONLINE SOLUTIONS LTD.

(Exact name of the Registrant as specified in its charter)

Israel	Not Applicable

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Beit Rabin, Teradyon Industrial Park Misgav, Israel	20179

(Address of Principal Executive Offices)	(Zip Code)

2003 Israeli Share Option Plan
(Full title of the Plans)

Beit Rabin, Teradyon Industrial Park,
Misgav, Israel
(972-4) 990-7555

Corporation Service Company
1133 Avenue of the Americas, Suite 3100
New York, NY 10036
(Name and address of agent for service)

Tel: (212) 299-9100
(Telephone number, including area code, of agent for service)

Copies to:

Brian Brodrick, Esq., Phillips Nizer LLP	Osnat Eliram, Adv., Ephraim Abramson & Co.
666 Fifth Avenue	16B King George Street
New York, New York 10103	Jerusalem, Israel 94229
(212) 841-0700	(972) 2624-5881

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Per Share*	Proposed Maximum Price Aggregate Offering Price*	Amount of Registration Fee

Ordinary Shares, nominal value NIS 4.00 per share	875,000	**	$2.275	$1,990,625	$213

* Estimated solely for the purpose of calculating the registration fee pursuant to Securities Act Rule 457(h)(1) and (c) on the basis of the average of the high and low sale prices of the Registrant’s Ordinary Shares on The NASDAQ National Market System on August 23, 2006 (which date is within 5 business days prior to the date of the filing of this Registration Statement)

** Represents an increase in amount of shares underlying options that may be issued pursuant to Registrant’s 2003 Israeli Share Option Plan (from 625,000 to 1.5 million).

This Registration Statement shall also cover any additional Ordinary Shares as may be issuable pursuant to the antidilution provisions of the Plans/Agreement, such as a share dividend, stock split, recapitalization or other similar transaction.

EXPLANATORY NOTE

This Registration Statement on Form S-8 of B.O.S. Better Online Solutions Ltd. (the “Registrant”) is being filed in connection with the registration of an additional eight hundred seventy five thousand (875,000) Ordinary Shares of the Registrant, 4 NIS nominal value each (the “Ordinary Shares”), under the Registrant’s 2003 Israeli Share Option Plan. Except as detailed below, the contents of the Registration Statement on Form S-8 (File no. 333-110696), filed by the Registrant with the Securities and Exchange Commission on November 24, 2003, under which six hundred twenty five thousand (625,000) Ordinary Shares were registered for issuance, are incorporated by reference.

THE REGISTRANT HAS RECEIVED FROM THE SECURITIES AUTHORITY OF THE STATE OF ISRAEL AN EXEMPTION FROM THE OBLIGATION TO PUBLISH THIS FORM S-8 IN THE MANNER REQUIRED FOR THE PUBLICATION OF A PROSPECTUS PURSUANT TO THE PREVAILING LAWS OF THE STATE OF ISRAEL. NOTHING IN SUCH EXEMPTION SHALL BE CONSTRUED AS AUTHENTICATION OR APPROVAL OF THE RELIABILITY OR ACCURACY OF THE MATTERS CONTAINED IN THIS FORM S-8 OR AS AN EXPRESSION OF OPINION AS TO THE QUALITY OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS FORM S-8.

PART II	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

Part of the description of the Ordinary Shares of the Registrant that appears in the S-8 Registration Statement file no. 333-110696 has since changed due to amendments to the Registrant’s Articles of Association (the “Articles”). An updated summary description of the Ordinary Shares of the Registrant is incorporated by reference to the Company’s Current Report on Form 6-K filed with the Commission on August 22, 2006.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Consistent with the provisions of the Israeli Companies Law, 1999 (the “Companies Law”), the amended Articles of the Registrant include provisions permitting the Registrant to procure insurance coverage for its “office holders”, exempt them from certain liabilities and indemnify them, to the maximum extent permitted by law. An “office holder” is defined in the Companies Law and the Articles as a director, managing director, chief business manager, executive vice president, vice president, other manager reporting directly to the managing director and any other person assuming the responsibilities of any of the foregoing positions without regard to such person’s title.

        INSURANCE

Under the Companies Law, a company may obtain insurance for any of its office holders for: (i) a breach of his duty of care to the company or to another person; (ii) a breach of his duty of loyalty to the company provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice the company’s interests; or (iii) a financial liability imposed upon him in favor of another person concerning an act preformed by him in his capacity as an office holder.

The Registrant has obtained directors’ and officers’ liability insurance covering its officers and directors and those of its subsidiaries.

        INDEMNIFICATION

The Companies Law provides that a company may indemnify an officer holder against: (i) a financial liability imposed on him in favor of another person by any judgment concerning an act preformed in his capacity as an office holder; (ii) reasonable litigation expenses, including attorneys’ fees, expended by the office holder or charged to him by a court relating to an act preformed in his capacity as an office holder in connection with: (a) proceedings the company institutes against him or instituted on its behalf or by another person; (b) a criminal charge from which he was acquitted; (c) a criminal charge in which he was convicted for a criminal offence that does not require proof of criminal intent; and (d) an investigation or a proceeding instituted against him by an authority competent to administrate such an investigation or proceeding that ended without the filing of an indictment against the office holder and, either without any financial obligation imposed on the office holder in lieu of criminal proceedings; or with financial obligation imposed on him in lieu of criminal proceedings, in a crime which does not require proof of criminal intent. The Articles of the Registrant authorize the Registrant to indemnify its office holders to the fullest extent permitted under the law. The Companies Law also authorizes a company to undertake in advance to indemnify an office holder with respect to events specified above, provided that, with respect to indemnification under sub-section (i) above, the undertaking: (a) is limited to events which the board of directors determines can be anticipated, based on the activity of the Company at the time the undertaking is given; (b) is limited in amount or criteria determined by the board of directors to be reasonable for the circumstances; and (c) specifies the abovementioned events, amounts or criteria.

The Registrant has entered into indemnification agreements with directors and some officers providing for indemnification under certain circumstances for acts and omissions which may not be covered (or not be covered in full) by any directors’ and officers’ liability insurance. Such indemnification agreement appears in exhibit 4.1 of the Registrant’s Annual Report on Form 20-F as filed with the Securities and Exchange Commission on June 28, 2006.

        EXEMPTION

Under the Companies Law, an Israeli company may not exempt an office holder from liability for a breach of his duty of loyalty, but may exempt in advance an office holder from his liability to the company, in whole or in part, for a breach of his duty of care, provided that in no event shall the office holder be exempt from any liability for damages caused as a result of a breach of his duty of care to the company in the event of a “distribution” (as defined in the Companies Law). The Articles authorize the Registrant to exempt any office holder from liability to the Registrant to the extent permitted by law.

Both the Companies Law and the Articles provide that the Registrant may not exempt or indemnify an office holder nor enter into an insurance contract which would provide coverage for liability incurred as a result of any of the following: (a) a breach by the office holder of his duty of loyalty (however, the Registrant may insure and indemnify against such breach if the office holder acted in good faith and had a reasonable basis to assume that the act would not harm the Registrant); (b) a breach by the office holder of his duty of care if the breach was done intentionally or recklessly, unless made in negligence only; (c) any act done with the intent to derive an illegal personal benefit; or (d) any fine or monetary penalty levied against the office holder.

Item 8. EXHIBITS

The Exhibit Index preceding the exhibits is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Misgav, in the State of Israel, on August 29, 2006.

B.O.S. Better Online Solutions Ltd.
By: /s/ Adiv Baruch —————————————— Adiv Baruch President and Chief Executive Officer	/s/ Nehemia Kaufman —————————————— Nehemia Kaufman Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Adiv Baruch and Nehemia Kaufman, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement, together with all schedules and exhibits thereto, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on, sign and file any supplement to any prospectus filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Edouard Cukierman —————————————— Mr. Edouard Cukierman	Chairman of the Board of Directors	August 29, 2006

/s/ Adiv Baruch —————————————— Mr. Adiv Baruch	President, Chief Executive Officer and Director (Principal Executive Officer)	August 29, 2006

/s/ Nehemia Kaufman —————————————— Mr. Nehemia Kaufman	Chief Financial Officer (Principal Financial and Accounting Officer)	August 29, 2006

/s/ Joel Adler —————————————— Mr. Joel Adler	Director	August 29, 2006

/s/ Jean-Marc Bally —————————————— Mr. Jean-Marc Bally	Director	August 29, 2006

/s/ Avishai Gluck —————————————— Mr. Avishai Gluck	Director	August 29, 2006

/s/ Yael Ilan —————————————— Dr. Yael Ilan	Director	August 29, 2006

/s/ Mr. Andrea Mandel-Mantello —————————————— Andrea Mandel-Mantello	Director	August 29, 2006

/s/ Adi Raveh —————————————— Prof. Adi Raveh	Director	August 29, 2006

/s/ Ronen Zavlik —————————————— Mr. Ronen Zavlik	Director	August 29, 2006

By: Name: Title: Date:	Authorized Representative in the U.S.: Corporation Service Company /s/ John Pelletier —————————————— John Pelletier Assistant Secretary August 23, 2006

INDEX OF EXHIBITS

Exhibit No.	Description

4.1	Articles of Association of B.O.S. Better Online Solutions Ltd., as amended; *

4.2	Registrant's 2003 Israeli Share Option Plan;**

5	Opinion of Ephraim Abramson & Co. with respect to the validity of the Ordinary Shares being registered;

23.1	Consent of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global;

23.2	Consent of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited.

* Incorporated by reference to exhibit 1.2 of the Registrant’s Annual Report on Form 20-F filed with the Commission on June 28, 2006.

** Incorporated by reference to the Registrant’s Registration Statement on Form S-8, as filed with the Commission on November 24, 2003 (Filing no. 333-110696).